	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2008 FOURTH QUARTER RESULTS

- Record full-year revenues and earnings per share before goodwill impairment charge -

SEGUIN, Texas, March 4, 2009 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2008.

Net sales in the fourth quarter were $122.5 million compared to net sales in the fourth quarter of 2007 of $126.3 million.  Including a non-cash pre-tax goodwill impairment charge of $5.0 million, the Company reported a net loss for the quarter of $1.9 million or ($0.19) per diluted share compared to net income of $3.3 million or $0.33 per diluted share for the fourth quarter of 2007.  Excluding this non-cash charge, net income for the Company was $2.7 million in the fourth quarter of 2008, or $0.27 per diluted share.

In the fourth quarter the Company completed its required review of goodwill and, in light of the severe declines in the market values for many public companies, including Alamo Group, the Company took a non-cash impairment charge which effectively reduced all the goodwill in the Company’s North American Agricultural Division to zero.  This action was necessary in light of not only current conditions, but the uncertainty as to the outlook for the economy in general.

For the full year, net sales grew 10% from $504.4 million in 2007 to a record $557.1 million in 2008.  Net income for the year was $11.0 million or $1.11 per diluted share compared to $12.4 million or $1.24 per diluted share, in 2007.  Excluding the effect of the goodwill impairment charge, net income for the year was $15.5 million or $1.56 per diluted share, a record for the Company.

Included in the Company’s 2008 results were the acquisitions of Rivard Developpement SAS, acquired in May 2008, and Henke Manufacturing Corporation, acquired in March 2007.  Excluding these acquisitions and the goodwill impairment charge, net sales for the quarter were down 15% and up 2% for the full year and net income was down 54% for the quarter and up 7% for the full year.

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ALAMO GROUP ANNOUNCES 2008 FOURTH QUARTER RESULTS

Alamo Group’s North American Industrial Division sales for the fourth quarter of 2008 were $54.9 million compared to $66.7 million in the fourth quarter of 2007.  This decrease reflected the softening market conditions for the Company’s products due to the overall economic slowdown.   For the full year, sales in the Division were up 1% at $254.8 million, compared to sales of $253.2 million in 2007.

Sales for Alamo’s North American Agricultural Division were $25.4 million in the fourth quarter of 2008 compared to $27.1 million in the fourth quarter of 2007.  This decrease was mostly related to supply problems with critical components as previously mentioned in our third quarter report.  We indicated most of these issues should be resolved in the first quarter of 2009, and we remain on this schedule.  For the full year Agricultural Division sales were $120.2 million in 2008, a 2% increase compared to $117.6 million in 2007.

Alamo’s European Division sales in the fourth quarter of 2008 were $42.2 million, a 30% increase versus $32.5 million in the fourth quarter of 2007.  For the full year, sales were $182.1 million in 2008 compared to $133.5 million in 2007, an increase of 36%.  The majority of the increase in both the fourth quarter and full year was related to the acquisition of Rivard.  Without this acquisition, sales for the Division were down 18% for the quarter in U.S. dollars but up 6% in local currency, reflecting continued growth in sales of the Division’s core products despite softening market conditions.  For the full year, sales for the Division excluding Rivard were up 7% in U.S. dollars and 14% in local currency.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “Our Company made a lot of progress in 2008 as indicated by our record sales and profits, excluding the goodwill impairment charge, and despite the negative effects from raw material costs, exchange rates, agricultural commodity prices and the many other factors with which we have had to contend in this economy.  We believe these conditions masked the even better results of which we are capable.”

“While 2009 will be another challenging year as the worsening global economy and lack of overall market confidence provide little visibility for the business, we feel that Alamo Group is in good shape to respond to the challenges and manage through this difficult environment.  We are taking proactive steps to adjust our business to market conditions - working closely with our vendors to control costs, adjusting our workforce to current demand levels, constraining our capital spending and focusing on debt reduction, among other actions.”

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ALAMO GROUP ANNOUNCES 2008 FOURTH QUARTER RESULTS

“Our geographical diversity, strong level of spare parts sales, niche market leadership positions and financial strength should also help our business meet the challenges ahead and hold up better than many segments of the economy.  Our agricultural markets should benefit from high levels of production and farm incomes, which while down are still at reasonable levels.  Additionally, our governmental markets, while certainly constrained by budgetary woes, should exhibit reasonable levels of activity since our products mainly serve infrastructure maintenance areas, which have to continue at some level regardless of the economic cycle.  Overall, we believe the Company is well-positioned in this challenging environment, and even better positioned for a turnaround.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow removal equipment, pothole patchers, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,450 employees and operates seventeen plants in North America, Europe and Australia as of December 31, 2008.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.  The company website address is www.alamo-group.com.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP REPORTS 2008 FOURTH QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)
	Fourth Quarter Ended		Year Ended
	12/31/08	12/31/07	12/31/08	12/31/07
North American
Industrial	$54,921	$66,693	$254,787	$253,203
Agricultural	25,406	27,131	120,232	117,652
European	42,160	32,473	182,116	133,531
Total Sales	122,487	126,297	557,135	504,386
Cost of sales	98,168	102,879	447,721	406,675
Gross margin	24,319	23,418	109,414	97,711
	19.9%	18.5%	19.6%	19.4%
Operating Expenses	20,541	17,945	83,059	73,874
Goodwill Impairment	5,010	-	5,010	-
Income from Operations	(1,232)	5,473	21,345	23,837
	-1.0%	4.3%	3.8%	4.7%
Interest Expense	(1,702)	(1,923)	(7,450)	(8,338)
Interest Income	188	676	1,818	1,723
Other Income (Expense)	632	344	1,513	813
Income before income taxes	(2,114)	4,570	17,226	18,035
Provision for income taxes	(263)	1,289	6,227	5,670
Net Income	$(1,851)	$3,281	$10,999	$12,365
Net income per common share:
Basic	$(0.19)	$0.33	$1.12	$1.26
Diluted	$(0.19)	$0.33	$1.11	$1.24
Average common shares:
Basic	9,921	9,797	9,847	9,781
Diluted	9,921	9,931	9,950	9,953
Summary Balance Sheet Data

	12/31/08	12/31/07
Receivables	124,197	109,260
Inventories	132,248	118,285
Current Liabilities	85,684	67,578
Long Term Debt	99,884	78,527
Equity	184,312	198,698